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Exhibit (9):  Opinion and Consent of Counsel
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April 23, 2001


Companion Life Insurance Company
303 Merrick Road
Lynbrook, New York 11563


To Whom It May Concern:

With reference to Post-Effective Amendment Number 8 for Registration Number 33-98062 on Form N-4 filed by Companion Life Insurance Company and Companion Life Separate Account C with the Securities and Commission covering variable annuity contracts, I have examined such documents and such laws as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1. Companion Life Insurance Company is duly organized and validly existing under the laws of the State of New York and has been duly authorized to issue variable annuity contracts by the New York Department of Insurance.

2. Companion Life Separate Account C is a duly authorized and existing separate account established pursuant to New York law.

3. The variable annuity contracts, when issued as contemplated by the Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of Companion Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment Number 8 to the Form N-4 Registration Statement and to the use of my name under the caption "Legal Proceedings" in the Prospectus contained in the Registration Statement.


Sincerely,

/s/ Thomas J. McCusker
General Counsel
Companion Life Insurance Company